Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Worthington Armstrong Venture:

We consent to the use of our report dated February 19, 2010, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, partners’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the May 31, 2010 Annual Report on Form 10-K of Worthington Industries, Inc. incorporated herein by reference.

/s/KPMG LLP

Philadelphia, Pennsylvania

October 5, 2010